Press Release

Basic Earth Concludes South Flat Lake Exploration Well

On 11:22 am EST, Friday November 27, 2009

DENVER--(BUSINESS WIRE)--BASIC EARTH SCIENCE SYSTEMS, INC. (OTCBB:BSIC) reported that it has completed drilling operations on its South Flat Lake Prospect in Sheridan County, Montana. The Crown #41-31 was drilled to 10,650 feet and did not encounter any commercially productive intervals. Following this determination, the well was plugged and abandoned on November 25, 2009. The Company has no immediate plans to drill another well on this prospect. Basic Earth had a 55.33% working interest in the well and was the operator of the venture.

“While we are disappointed with the outcome, drilling operations were straightforward and relatively trouble free,” stated Ray Singleton, President. “The only thing worse than a dry hole is a troublesome, expensive dry hole; and this was not the case. Our efforts now are to move forward on other planned drilling ventures. We continue to evaluate acquisition opportunities and hope to find a project that is accretive to growth and provides synergy to existing operations.”

Basic Earth is an independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin in Colorado, southern Texas and the Gulf Coast area. Basic Earth is traded on the Over The Counter Bulletin Board under the symbol BSIC. Information on Basic Earth can be found at its Web site: www.basicearth.net.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially. Forward-looking statements also include comments regarding the drilling of additional wells, results associated with the wells, rewards expected, expected interest in the venture and future acquisitions. Factors that could cause actual results to differ materially include price volatility of oil and gas, economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations. These and other factors are discussed in more detail in Basic Earth’s filings with the Securities and Exchange Commission, including within the “Risk Factors” contained in the Company’s Annual Report on Form 10-K filed for March 31, 2009. The Company disclaims any obligation to update forward-looking statements.